UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2013

ART’S-WAY MANUFACTURING CO., INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-05131	42-0920725
(Commission File Number)	(IRS Employer
Identification No.)
5556 Highway 9 Armstrong, Iowa 50514
(Address of Principal Executive Offices) (Zip Code)

(712) 864-3131
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
        (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
        (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 25, 2013, the Board of Directors of Art’s-Way Manufacturing Co., Inc. (the “Company”) approved an increase in the base salary payable to Carrie Majeski, the Company’s President, Chief Executive Officer, and interim Chief Financial Officer, pursuant to Ms. Majeski’s Employment Agreement with the Company, effective December 21, 2011, as amended January 26, 2012. Ms. Majeski’s base salary was previously $145,000 per year and will increase to $150,000 per year effective immediately. Ms. Majeski was also granted 2,500 shares of restricted stock pursuant to the terms of the Company’s 2011 Equity Incentive Plan (“the Plan”). The risks of forfeiture for the restricted stock award lapse as to 500 shares annually on March 1 of each year, beginning on March 1, 2013 and ending on March 1, 2017, provided that Ms. Majeski remains employed by the Company on such dates. The award is governed by the Plan and the Company’s form of restricted stock award agreement. The Board of Directors also acknowledged that Ms. Majeski will serve as the principal accounting officer of the Company following the effective date of the resignation of Dean Droegemueller, which will be upon the Company’s filing of its Annual Report on Form 10-K, or earlier upon mutual agreement of the parties.

Also on January 25, 2013, Fred Krahmer provided the Company with notice of his intent not to stand for reelection to the Board of Directors of the Company at the 2013 Annual Meeting of Stockholders.  Mr. Krahmer’s decision not to pursue reelection was not due to a disagreement with the Company. Mr. Krahmer will continue to serve as a director of the Company until the expiration of his term at the 2013 Annual Meeting of Stockholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 30, 2013

ART’S-WAY MANUFACTURING CO., INC.

/s/ Carrie L. Majeski
Carrie L. Majeski
President, Chief Executive Officer and interim Chief Financial Officer